Exhibit 10


                                 AMENDMENT NO. 1
                                       TO
                                       THE
                            PBG DIRECTORS' STOCK PLAN

     THIS AMENDMENT is made by The Pepsi Bottling Group, Inc. (the "Company") to be effective as of the date set forth below.

                              W I T N E S S E T H:
                               - - - - - - - - - -

     WHEREAS, the Board of Directors of the Company unanimously approved the PBG Directors' Stock Plan (the "Plan") effective May 23, 2001;

     WHEREAS, the Plan provides compensation to those members of the Board who are not employees of the Company;

     WHEREAS, Section 14 of the Plan permits the Board to amend the Plan in whole or in part, from time to time; and

     WHEREAS, pursuant to the authority granted to the Board under the Plan, the Board, by resolution duly adopted on January 24, 2003, approved amendment of the Plan to increase the compensation payable thereunder in order for the Company to continue to be able to attract and retain outside directors with experience and ability.

     NOW, THEREFORE, Section 6(b) of the Plan is amended in its entirety to read as follows:

     "(b) The number of Options to be included in each option award shall be determined by dividing the Grant Amount (as defined below) by the Fair Market Value (as defined below) of a share of PBG Common Stock on the Option Grant Date or Pro-Rated Option Grant Date, as applicable, or if such day is not a trading day on the NYSE, on the immediately preceding trading day. Grant Amount shall mean $300,000, except that, in the case of a Pro-Rated Grant, Grant Amount shall mean the following: (i) $225,000 in the case of an individual who commences service as a director of PBG on or after April 2 and on or before June 30; (ii) $150,000 in the case of an individual who commences service as a director of PBG on or after July 1 and on or before September 30;
          (iii) $75,000 in the case of an individual who commences service as a director of PBG on or after October 1 and on or before December 31. No Pro-Rated Grant shall be made in the case of an individual who commences service as a director of PBG on or after January 1 and on or before March 31. The number of Options so determined shall be rounded to the nearest number of whole Options. "Fair Market Value" shall mean the average of the high and low per share sale prices for PBG Common Stock on the composite tape for securities listed on the NYSE for the day in question, except that such average price shall be rounded up to the nearest one-fourth."

     Except as provided herein, the provisions of the Plan shall remain in full force and effect.

     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized corporate officer on this the 31st day of March, 2003.



(corporate)                                     THE PEPSI BOTTLING GROUP, INC.


                                                By:  /s/ L. Kevin Cox
                                                     -----------------
                                                     Senior Vice President and
                                                     Chief Personnel Officer

Approved:


/s/ Pamela C. McGuire
---------------------
Senior Vice President, General Counsel
and Secretary